Exhibit 10.6

FRAME-CONTRACT

between	Knorr-Bremse Rail Systems Schweiz AG Mandachstrasse 50 CH-8155 Niederhasli Switzerland (hereinafter referred to as «Knorr-Bremse» or «KB»)
and	Rail Vision Ltd. 15, Ha’Tidhar St, Ra’anana, 4366517 Israel, P.O.B. 2155 (hereinafter referred to as “Rail Vision” or “RV”)
concerning	Assisted Remote Shunting (ARS)

Each of KB and RV may also be referred hereunder as a Party and both collectively, as the Parties.

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Preamble

This contract (the “Contract”) is concluded, by and between Knorr-Bremse Rail Systems Schweiz AG, a Swiss company having its principal place of business at Niederhasli, Switzer-land (“KB”) and Rail Vision Ltd., an Israeli company, having its principal place of business at 15 Ha’Tidhar Str., Ra’anana, Israel (“RV”) in connection with an agreement between Schweizerische Bundesbahnen SBB Cargo AG, a Swiss company having its principal place of business at Olten, Switzerland (“SBB Cargo”) and KB.

SBB Cargo as the leading rail freight company in Switzerland is engaged in a program to optimize its shunting processes. In this context, SBB Cargo, after conducting a successful field pilot trial in SBB Cargo’s premises for RV proprietary Assisted Remote Shunting (ARS) for use in switchyard operations (the “System”), which is interfacing with the Remote Control of SEAG, SBB decided to order a fully functional combined prototype System. It is clarified that the re-mote control of Schweizer Electronic (“SEAG”) for locomotive Eem923 as specified in Annex C which SBB Cargo decided to engage with SEAG for its provision, is not part of RV’s System.

The System is a driver assistance system intended to alert from potentially dangerous situations. It does not guarantee full accuracy in detection of, or provision of warnings against, such situations. Accordingly, one should not rely on the Systems as replacement to assure driving safety - it does not replace drivers in any way, nor does it substitute the safety practices, full concentration and due caution drivers should carefully maintain, and does not decrease to any extent their need to stay vigilant and cautious. The afore mentioned does not release RV of the responsibility for the homologation for the RV system (planned SIL 0) and from the fulfillment of the commonly agreed specification (Annex C for prototype, Annex for the roll-out to be defined by the Parties).

After delivery of the prototype System, and meeting the criteria specified in Pos. 4.1. below, SBB Cargo will place an order for 30 Systems.

As an option, additional 45 Systems can be ordered by SBB Cargo after a successful implementation of the initial 30 Systems into operation, subject to the terms hereof.

Whereas In its agreement with SBB Cargo, KB acts as system integrator and contracting partner, assuming financial liabilities towards SBB Cargo. KB will provide what is needed according to such agreement, including local issues such as (a) contact and language (b) facilities (c) specific local homologation (d) customs and tax consulting (e) technical customer warranty, service and support with involvement and backing of RV and (f) customer management.

Whereas RV as a technology provider has deep knowledge about cognitive vision and safety systems for the railway industry and agrees to deliver the functional prototype and the 30, plus 45 optional, Systems including spare parts via KB to SBB Cargo, subject to the terms hereof. RV will assume technical responsibility for the System and will provide the necessary technical support and training for the System through the project-life cycle towards KB in its agreement with SBB Cargo - all as set forth and subject to the terms herein.

Whereas the Parties wish to record the understandings between them regarding the System delivery, all as further detailed herein.

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NOW, THEREFORE, the Parties (KB and RV) mutually agree as follows:

Abbreviation	Description
Al	Artificial Intelligence
ARS	Assisted Remote Shunting
ATP	Acceptance Test Procedure
BAV	Bundesamt für Verkehr
FMEA	Feasibility Study
FPGA	Field Programmable Gate Array
SEAG	Schweizer Electronic AG
SOTV	Safe on Time Video
HW	Hardware
SW	Software
VIS	Visual Day Camera
OFT	Operational Function Test

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1. PARTS OF THE CONTRACT AND RANK ORDER

The contractual document is based on the following components in the following or-der:

a) This frame contract including mentioned Annexes A, B, C, D, E

b) Purchase order RS-987-01 from KB to RV, dated 20.03.2020;

c) Purchase order RS-987-01 approval from RV to KB, dated 26.03.2020;

d) Price proposal ARS (PQ 0001/2020) from RV to KB, dated 22.01.2020;

In the event of any contradiction or discrepancy between the documents listed above, this Frame Contract (Agreement) will prevail over any other document.

2. FULLY FUNCTIONAL PROTOTYPE ARS SYSTEM

2.1. RV’s ARS prototype System will enable to perform obstacle detection, track and switch detection according to RV Technical Description (Annex A) and according to the Technical Specification (Annex C). The System specifications required from RV regarding interfacing and operating with Schweizer Electronic remote control for locomotive Eem923 as specified in Annex C. The responsibility for the integration between the ARS prototype-System and the remote control shall not be with KB nor RV.

2.2. RV will provide KB with one (1) functional prototype unit of the System for the OFT which can be installed on a shunting locomotive provided by SBB Cargo. The System is provided in order to demonstrate its full functional conformity in field conditions and it will be operated by SBB Cargo in a non-controlled environment during SBB Cargo’s ongoing shunting operations.

2.3. Based on the first engineering Change Order from SBB Cargo dated July 2019 the System shall be able to perform the following additional capabilities upon its existing ones:

●	Adding safety code simulation based on the SBB Cargo and Schweizer Electronic remote-control technical requirements “The system must be ensured that a tablet is only assigned to a defined locomotive during operation. The assignment is made upon activation of the ARS mode by the operator” (SBB Cargo requirements).

●	Pursuant to the terms herein, including (one) 1 Year warranty for prototype System after accomplished installation.

2.4. The ARS prototype System includes the following components:

●	Advanced electro optic unit per side consisting of:

o	One VIS camera with Wide field of view

o	One Thermal camera and one Coupling camera

●	One Main Computer Processing unit supporting 2 electro optic units for both sides of the locomotive

●	Advanced algorithm software with deep learning and Al capabilities

●	Cable set

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2.5. The System shall support and provide for the list of specifications agreed between the parties and attached as Annex C hereto (the “Specifications”).

2.6. RV retains its right to accept or reject, at RV’s sole discretion, any of SBB Cargo requests for a System feature not listed in Annex C hereto.

2.7. KB will perform the System installation of the OFT. However, the KB representatives will not have to be present in SBB Cargo premises during the OFT period and will provide remote technical support at SBB Cargo written request. In the event that a technical problem cannot be solved by KB remotely within a reasonable time period, KB will send its representatives and use its best efforts to solve such problem on site. RV will accordingly train and support KB to perform on this topic, respectively will provide support in case of need.

2.8. The attached Annex C specifies the requirements for determining successful completion of the test.

2.9. At the end of the OFT Period, authorized representatives of KB, RV and SBB Cargo will meet in order to evaluate the results and the performance of the System, based on the Specifications as set forth in section 2.8 above.

3. PRICING FULLY FUNCTIONAL PROTOTYPE ARS SYSTEM

3.1. ARS Prototype

System Price According Specifications Annex C	103’500	EUR
Adding safety code (for prototype)	125’760	EUR
Total Pos. 3.1.	229’260	EUR

3.2. Support of OFT Activities

The prices stated under this Pos. 3.2. are the agreed tariffs and will not be exceeded, unless it has been previously approved in writing by KB, based on the approval of SBB Cargo. The final settlement will be based on time and effort according the following tariffs:

Rate RV-Specialist	EUR	125/hour
Rate Field Service CH	CHF	115/hour
Rate System Engineer CH	CHF	130/hour
Flight Tickets Economy Class, Railway Tickets 2 Class
Car expenses	CHF	0.70	per km
Breakfast	CHF	15.-	per breakfast
Lunch	CHF	25.-	per lunch
Dinner	CHF	30.-	per dinner
Accommodation	CHF	120.-	per night

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The following activities (fees derived therefrom) will be split up 7%-93% between KB and RV (respectively) and are meant as maximum amount. The activities shall be reported and documented and will be invoiced by KB to SBB Cargo. After approval of SBB Cargo the corresponding amount will be refunded to RV.

Finalizing customer requirements	EUR 15’000

Prototype System integration and installation in SBB Cargo facilities	EUR 31’590

Integration Test at SBB Cargo facilities:	EUR 42’795

Feasibility Study (FMEA) RV Support	EUR 50’000

The following activities will be ordered in case of need. The release of these activities needs a prior approval of SBB Cargo and KB.

Prototype System test at SBB Cargo Facilities:	EUR 42’795

Field test at SBB Cargo	EUR 31’590

Field Test Functional Prototype (BAV)	EUR 31’590

4. MODIFIED 30 ARS SYSTEMS

4.1. Subject to the following criteria SBB Cargo will order thirty (30) units of the ARS System and will install them on Eem923 shunting locomotive.

●	technical performance of the prototype System which meets the criteria of Annex A&C

●	positive results of the feasibility study of the functional System as specified in Annex C

●	approval of System specifications by swiss authorities (BAV). KB and RV shall be part of this process which is led by SBB.

●	service and maintenance concept by KB in accordance with section 5.3

●	support organization in Switzerland by KB in accordance with section 5.3

●	final approval by the board of SBB Cargo (among others a positive use case); a negative decision doesn’t generate claims for RV towards KB and SBB Cargo

●	final approval by the management board of KB, a negative decision doesn’t generate claims for RV and SBB Cargo towards KB.

4.2. The modified ARS System will fulfill the Specifications (Annex A and C).

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4.3. In addition, the System shall be able to perform the following capabilities according to SBB Cargo modified requirements:

●	In sliding mode (pushed shunting), the System must be able to be bridged so that no warning and no picture appear. The responsibility to execute this command shall not be with RV nor KB.

●	New warning concept: During the Prototype Phase this function is based on the assumption that velocity is pre-configured, no tracking and no requirements for C zone. Signs/signal logic issues are not included. (Annex A I Annex C, #109). In case new requirements are needed for the modified Systems, adaptations and pricing will be handled according section 6.8.

4.4. Adding safety code by changing of Hardware and Firmware core FPGA boards.

4.5. The modified ARS System for obstacle detection includes the following components: Advanced electro optic sensors unit per each side of the locomotive:

●	External sensor unit includes:

o	One Wide Filed of View (WFOV) VIS imager

o	One thermal imager

o	One coupling camera

o	Modified FPGA edge boards

●	One Main Computer Processing unit

●	Advanced algorithm software with deep learning and Al capabilities

●	Cable set

5. MAINTENANCE AND SERVICE

5.1. RV will provide a user manual in electronic MS WORD format or equivalent to KB in English. KB will provide SBB the availability of this user manual in order for SBB to use the System in accordance with it.

5.2. A service and maintenance concept and a support organization in Switzerland must be provided by KB prior the order of 30 ARS Systems to SBB Cargo. RV shall provide KB a maintenance concept for the Systems and will therefore provide the necessary technical support and training in that context.

5.3. KB and RV jointly define this concept and the corresponding services and pricing therefor. The service and maintenance concept will be included in a separate agreement prior to the order of the 30 Systems. RV’s consent is required for the service and maintenance concept for the RV Systems and pricing thereof.

5.4. KB shall take care of the communication services that involves the cellular local service providers throughout all phases. RV will support KB in that topic.

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6. PRICING MODIFIED 30 ARS SYSTEMS

6.1. ARS Software Modifications
In Sliding Mode (pushed shunting)	EUR	60’000
Adapting new warning concept (Functionality will be already implemented in prototype according Annex C, Nr. 109)	EUR	25’000
6.2. ARS Hardware and Firmware new design
Designing new edge board and FPGA module to support Safe on Time Video (SOTV) safety code	EUR	180’000
System engineering	EUR	160’000
Mechanics engineering	EUR	94’000
Software engineering	EUR	105’000

6.3. ARS Serial System for Eem923 Locomotive
System price without new FPGA edge board	EUR 59’860 x 30	EUR	1’795’800
Modified HW and SW spec for new FPGA edge board	EUR 11’830 x 30	EUR	354’900

6.4. Project Management

The prices stated under this Pos. 6.4. are the upper limit and will not be exceeded, unless it has been previously approved in writing by KB, based on the approval of SBB Cargo. The final settlement will be based on time and effort according the tariffs in Pos 3.2.

The following activities (fees derived therefrom) will be split up 7%-93% between KB and RV (respectively) and are meant as maximum amount. The activities shall be reported and documented and will be invoiced by KB to SBB Cargo. After approval of SBB Cargo the corresponding amount will be refunded to RV.

Project Management based on 30% project management capacity	EUR	72’000
Six (6) times project on site support management in SBB Cargo facilities based on 1 KB or RV project manager for 5 working days at SBB Cargo	EUR	63’180

6.5. Homologation and certification support

The prices stated under this Pos. 6.5. are the upper limit and will not be exceeded, unless it has been previously approved in writing by KB, based on the approval of SBB Cargo. The final settlement will be based on time and effort according the tariffs in Pos 3.2.

These activities (fees derived therefrom) will be split up 7%-93% between KB and RV (respectively) and are meant as maximum amount. The activities shall be reported and documented and will be invoiced by KB to SBB Cargo. After approval of SBB Cargo the corresponding amount will be refunded to RV

Homologation support based on 30 % project management capacity EUR 72’000

RV is responsible for the homologation of the RV Systems (planned SIL 0). RV shall support the process by taking part in meetings with the homologation authorities, if necessary, and by creating and providing the available necessary relevant documentation in English.

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Six (6) times project on site support management in SBB Cargo facilities Based on 1 RV project manager for 5 working days at SBB Cargo	EUR 63’180

6.6. Onsite Training

Based on 1 KB Trainer for 3 training days at SBB Cargo including:	EUR 8’000

6.7. Technical Manual

Technical Manuals for Operator in English Languages in MS Word Format	EUR 7’500

6.8. Pricing of the 30 modified ARS-Systems

The mentioned prices above are the base for a final offer from KB to SBB Cargo. This new offer will include adaptations and changes from the prototype-phase, service and maintenance concept, including spare parts and training and the respective pricing. The offer shall be sub-mitted after the OFT Phase and will be the base for the order of SBB Cargo for the 30 ARS Systems (according Pos. 4.1).

Subject to the above, KB as a system integrator and as contractual partner towards SBB Cargo will lead this offer process vis-a-vis SBB Cargo and will sign in responsibility for the overall calculation. RV’s approval is needed prior to the offer towards SBB Cargo regarding pricing via an updated offer.

7. OPTIONAL ORDER OF 45 ARS SYSTEMS

As an option, additional 45 Systems for switch yard locomotive model AM843 can be ordered by SBB Cargo. This System will enable operation by other remote-control vendor (not SEAG). RV and KB shall agree on the total option.

8. TERMS OF PAYMENT AND DELIVERY

8.1. All sums to be paid to RV under this Agreement are in EUR net of Value Added Tax and/or any other applicable taxes, duties or other assessments made or imposed by any governmental authority, which KB shall bear at the rates legally applicable on the date of payment against a proper invoice.

8.2. The delivered Systems shall be supplied Ex-works at RV premises according to lncoterms 2010.

8.3. Terms of payment

All Payments are NET + 30 days to RV Bank account

for Prototype and ARS Systems

—	40% down payment

—	60% after successful ATP inspection according to Annex E which shall take place within 2 weeks after delivery in accordance with section 8.2 above (if gradual delivery then payment shall correspond).

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for OFT and all support activities

—	according invoicing mechanism in Pos. 3.2, 6.4, 6.5

8.4. Delivery Schedule

—	The prototype System will be delivered on 01.09.2020 Ex-works Israel and delivered by KB at SBB Cargo Switzerland on 07.09.2020 (latest). A change in the delivery schedule can only be jointly agreed.

—	Base for this contract is the agreed time schedule according Annex B.

—	The order for all ARS System units can only be placed after a final agreed specification and milestone release planning according to SBB Cargo request. The first 5 ARS Systems will be delivered at a 6 months lead time. After receiving the order, RV will supply the ARS Systems in a rate of 5 units per month.

9. WARRANTY

9.1. Subject to section 9.7 of this Agreement, RV warrants that the System, upon normal use in accordance with the user manual to be provided shall comply with the final Technical Specifications (for prototype Annex A and Annex C and for the roll-out to be agreed on by the Par-ties) and the applicable mandatory statutory provisions and be free of defects in material and workmanship for the warranty period set forth below.

9.2. If there is a defect in a System, RV’s sole obligation and liability shall be to either repair or replace (replacement is conditioned upon the defective System being returned to RV) such defective System. In the event that RV fails to repair or replace the defective System to the reasonable satisfaction of KB, any further damages and/or warranty rights shall remain unaffected by this.

9.3. The warranty period is 12 months after installation of each System, but not more than 18 months after successful ATP inspection according to Annex E which shall take place within 2 weeks after delivery. KB shall give written notice of any defects found within no more than 45 days of their discovery and in any event will cease use of defective System(s) immediately upon such discovery. The warranty shall not apply to a System which has been repaired or altered not in accordance with RV’s instructions, nor shall it apply to a System which has been subject to misuse, unauthorized use, negligence, accident (including fire, explosion, smoke, vandalism, etc.), or which has been operated contrary to RV’s instructions.

9.4. If defects must be repaired or parts replaced during the warranty period, the warranty period for the affected components shall continue for the remainder of the warranty period or thirty (30) days, whichever is later. The sender shall ensure that the equipment is packaged and protected prior to shipment.

9.5. KB will maintain and operate a replacement stock in Switzerland with processing time for replacement of any defective component below 10 working days. Conditions and stock assignments have to be defined between RV and KB especially in the context of the service and maintenance concept.

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9.6. RV will provide a valid EMC certificate for Systems and any further documentation regarding EMC compatibility of the Systems In addition, to RV’s knowledge, the System has been manufactured in accordance with applicable Israeli law and regulations and to the best of RV’s knowledge the units do not infringe any intellectual property rights of third parties.

9.7. Subject only to any mandatory requirements of the law which cannot legally be stipulated, the warranty under this section 9 shall be exclusive, in lieu of any and all other warranties, guarantees, promises, or representations, whether written, oral or implied, and no other warranty in respect to the System, is or was given by RV, such that any other warranty, including without limitation with respect to merchantability, satisfactory quality or fitness for a particular purpose is hereby explicitly disclaimed.

9.8. Though RV will comply with mandatory statutory provisions and maintain commercially reasonable operational and technological measures and procedures to safeguard against un-authorized access, loss, destruction, theft, use or disclosure of the data transmitted through the System, it is clarified that no assurance against cyber-attacks and vulnerabilities is provided.

10. LIABILITY AND INDEMNITY

10.1. Subject to the provisions of this Agreement, RV and KB are liable for damages actually incurred by the other Party as a result of the breach of their respective representations and covenants herein. Each Party shall also hold the other Party harmless (subject to the provisions of section 10.2) from and against any claim made by SBB Cargo against the latter Party, resulting from or arising out of the former Party’s fault or negligence.

10.2. The indemnification obligations of the indemnifying Party are contingent upon the indemnified Party providing the indemnifying Party with (a) prompt written notice of any such claim; (b) sole control of the defense or settlement thereof; and (c) reasonable assistance in such defense or settlement thereof, for which the indemnifying Party shall pay to the indemnified Party reasonable out-of-pocket costs and expenses. The indemnifying Party agrees that it shall not settle any claim without the consent of the indemnified Party not be unreasonably withheld unless such settlement completely and forever releases the indemnified Party from all liability with respect to such claim.

10.3. RV’s and KB’s maximum liability for damages under this Agreement, whether based on contract, tort, equity or any other theory of liability whatsoever, shall be limited to 100% of the total contract value under this Agreement. This limitation of liability shall not apply if and to the extent that mandatory applicable law does not allow for a limitation of liability.

11. PROPERTY AND LICENSE

11.1. The Generated Data is sole property of SBB Cargo. KB will put in its best effort in its relationship with SBB to ensure that RV and KB are granted a limited non-exclusive, non-transferable (except in case of M&A) right and license to use the Generated Data for the purposes of internal evaluation and improvement of the System performance. All use or disclosure to any third parties of the Generated Data requires SBB Cargo’s written consent.

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11.2. KB shall not (and shall not authorize SBB Cargo any third party to):

●	Reverse engineer, disassemble, decompile or attempt to reconstruct or discover any underlying ideas, algorithms, code, technologies, know-how or IP relating to RV’s Systems (for the avoidance of doubt “System” means either Software or Hardware components thereof);

●	Remove any RV’s notices, names or marks embedded on any medium;

●	Use a System or any part thereof for any purpose other than the purposes indicated in this Agreement;

●	Copy a System or any part thereof including its respective components;

●	Develop any derivative works thereof or include any portion of a System in any other products;

●	Disclose the Systems or any part thereof to any third party without RV’s prior writ-ten consent.

12. INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY

12.1. It is agreed that RV owns and shall continue to own the exclusive right, title and interest in and to the Systems and to any developments, enhancements, adaptations, improvements, and derivatives thereof including without limitation, in an to any and all patents, copyrights, trade secrets, tradenames, designs and any other kind of intellectual property rights, whether registered or not, and all know-how in and to the Systems (the “System Intellectual Property”), and that KB has no, and shall have no, rights, title or interest in and to the System Intellectual Property.

12.2. Subject to and without derogating from the above, RV acknowledges that it has no rights, title or interest to patents, copyrights, trade secrets, tradenames, designs and any other intellectual property rights, whether registered or not, and all know-how (“IP”) of KB that has been provided regarding the scope of supply under this Agreement. It is explicitly clarified that the forgoing in this section 12.2 does not and shall not in any way prevent or prohibit RV from installing its Systems by itself or through any other party in any context, as long as it does not use IP which belongs to KB, including without limitation using IP developed by others or by itself. It is clarified that general knowledge such as general skills in installation or maintenance shall not deemed to be the IP being referred to in this clause.

12.3. RV shall grant KB a non-exclusive, non-transferrable right to use the System during the term of this Agreement in accordance with the terms and conditions thereof to fulfill its contractual obligations towards SBB Cargo with respect to the subject matter of this Agreement free of charge. RV grants KB the permission to conduct the electrical and mechanical installation of the System in SBB Cargo in accordance with the terms of this Agreement. For the avoidance of doubt, RV shall only be entitled to conduct the electrical and mechanical installation of the Systems under this Agreement itself upon the prior explicit joint agreement be-tween the Parties.

12.4. “Confidential Information” means all information such as - but not limited to - material, data, knowledge, know-how, samples and prototypes of a scientific, technical or industrial nature including trade secrets, inventions, processes, methods, designs, plans, prototypes, samples, computer data bases, computer software and computer programs, or relating to business or commercial operations, including costs, pricing data, contractual information and business, commercial, marketing and financial plans, strategies and forecasts in whatever form - whether machine readable or interpreted, contained in physical components or in discussions taking place - transmitted from one Party to the other Party or its group companies or any agent of the Parties.

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12.5. Each Party agrees:

a)	To hold in strict confidence any and all Confidential Information of the other Party and not disclose such Confidential Information to any third party;

b)	To use Confidential Information of the other Party exclusively for the purpose of implementing this Agreement;

c)	Not to, without the prior written permission of the disclosing Party, use Confidential Information for any purpose other than to work co-operatively with the other Party under this Agreement;

d)	not to analyse Confidential Information to determine their chemical composition or physical properties or otherwise do any of the activities described in section 11.2;

e)	that the Confidential Information disclosed by the other Party (disclosed shall also mean by way of inspection) belongs exclusively to the disclosing Party, and accordingly agrees not to file any patent, utility model, design application or other intellectual property registration based upon or by way of disclosing any Confidential Information.

12.6. KB shall exceptionally be permitted to provide Confidential Information to one or more of its group companies or agents such as e.g. consultants, in case such group companies or agent(s) is (are) absolutely necessary for accomplishing the purpose of this Agreement, pro-vided that each such group company or agent is first required to abide by the same obligations as the Party under this Agreement and that KB remains responsible towards RV for any acts or omissions of such parties on its behalf.

12.7. The Parties obligation of confidentiality, non-disclosure and non-use shall furthermore not apply to information which

a)	is approved for release by written authorization of the other Party;

b)	is known to the other Party prior to disclosure;

c)	is or becomes known to the public without a breach by said Party of this Agreement;

d)	is developed by the Party independently of Confidential Information received from the other Party;

If Confidential Information is required to be disclosed by the receiving Party under operation of law, governmental regulation or court order, the receiving Party shall promptly notify the disclosing Party of the requirement, shall allow the disclosing Party to seek for protective order or otherwise legally prevent the disclosure, and if nonetheless disclosure is still required, shall only disclose the minimum Confidential Information required and shall try to arrange for confidential treatment thereof, as much as reason-ably possible.

12.8. KB acknowledge that RV is an affiliate of an Israeli publicly traded company, which may be required to publicly disclose information regarding RV. Subject to the provisions of clause 12 of this Agreement, RV shall only be allowed to publicly disclose information that is absolutely necessary to comply with the mandatory capital market regulations. The provisions of this clause and of clause 11 shall continue to apply notwithstanding expiration or termination of this Agreement

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13. TERMS AND TERMINATION

13.1. This Agreement shall become effective on the date of signing and shall terminate 10 years after successful installation of 30 ARS Systems at SBB Cargo according section 4. there-after (“Term”).

13.2. If, following the end of the Term the parties agree that the Term should be extended, they shall negotiate in good faith the terms on which this Agreement shall be extended and each extension shall be for a period to be agreed by such Parties.

13.3. Either Party may terminate this Agreement with immediate effect during the Term by serving a termination notice to the other Party if:

a)	the other Party commits a material breach of this Agreement which, if capable of remedy, is not remedied, or does not otherwise cease to be material, within sixty (60) days after the non-breaching Party has given written notice to the other Party identifying the breach and requiring it to be remedied;

b)	4an order is made or a resolution is passed for the winding up of the other Party or if an order is made for the appointment of an administrator to manage the affairs, business and property of the other Party, or if such an administrator is appointed or if documents are filed with the court for the appointment of an administrator, or if a receiver is appointed of any of the other Party’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if the other Party takes or suffers any similar or analogous action in consequence of debt; all provided that such circumstances were not removed within 45 days.

c)	the underlying contract between KB and SBB Cargo ends for whatever reason and/or SBB Cargo is not placing an order for 30 ARS Systems according section 4

d)	the other Party makes or attempts to make any arrangement with or for the benefit of its creditors; or

e)	the other Party ceases to carry on business.

13.4. Termination of his Agreement for any reason shall not affect the accrued rights, remedies, obligations or liabilities of the Parties existing at termination.

13.5. On termination or expiry of the Term, the obligations of the Parties under this Agreement shall terminate except those obligations as are expressed to survive termination or by their nature are intended to survive termination.

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14. FORCE MAJEURE

14.1. Neither Party shall be liable to the other for any breach of any term of this Agreement or any failure or delay in performance under this Agreement due to circumstances beyond its reasonable control including among other epidemics (“Force Majeure Event”).

14.2. This Agreement shall be suspended during the continuance of any Force Majeure Event and should the Force Majeure Event continue for longer than 120 business days the either Party shall be entitled to terminate the Agreement immediately by notice in writing.

14.3. In the event of either Party becoming aware of any Force Majeure Event, it shall immediately notify the other Party and both Parties shall consult together to agree an acceptable alternative performance affected by the Force Majeure Event. Both Parties shall use their reasonable endeavors to mitigate the effects of any Force Majeure Event.

15. MISCELLANEOUS

15.1. The Preamble hereto forms an integral part of this Agreement. Headings herein have been inserted solely for convenience and reference and shall not be construed to affect the meaning, construction or effect of this Agreement.

15.2. Language. Any communication hereunder shall be in English.

15.3. Notices. The addresses of the parties for the purposes of this Agreement are as specified above. All notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by email, on the business day on which such transmission is sent and confirmed, in each case, to a physical or email provided in the Offer.

15.4. Waiver and Compliance; Consents. Any failure of either Party to the Agreement to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Party in favor of which such obligation is included, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

15.5. This Agreement embodies the entire understanding between the Parties and prevail and takes precedence over all prior understandings or agreements between the Parties relating to the subject matter hereof.

15.6. This Agreement shall be binding upon the Parties, their successors and assignees. Except as set forth in section 15.9 Neither Party may assign any rights or obligations arising from this Agreement without the express prior written consent of the other Party; provided however that KB may assign any rights or obligations arising from this Agreement without the express prior written consent of RV to any member of the Knorr-Bremse Group.

15.7. Any amendment or modification of any provision of this Agreement must be in writing and signed by both Parties hereto unless the applicable law demands a stricter form. This stipulation also applies for the requirement of written form itself.

15.8. If any of the clauses within this Agreement should be or during the Term of the Agreement become completely or partially invalid or unenforceable, then this does not affect the validity or enforceability of all other clauses.

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15.9. Assignment. Either Party shall not assign this Agreement or any part thereof to any third party except in case of M&A.

15.10. Severability. If any provision of this Agreement is held for any reason to be invalid or unenforceable, then the remaining provisions of this Agreement will be unimpaired and will be replaced with a provision that is valid and enforceable and that comes closest to the intention underlying the invalid or unenforceable provision.

15.11. Publication, The Parties agree to publicize the engagement which is the subject matter hereof and shall mutually agree upon the content, timing and manner of such joint publication. Following such joint publication, each Party shall be allowed to identify the other in advertisements and promotional literature to be based on the aforesaid joint agreed upon publication. The above does not derogate from Section 12.5 above.

15.12. Third Party Rights. No person or entity who is not a Party to this Agreement shall have any right under this Agreement.

16. LAW AND JURISDICTION

16.1. This Agreement shall be construed under the laws of Switzerland excluding the conflict of law provisions and the UN Convention on Contracts for the International Sale of Goods (CISG).

16.2. Place of jurisdiction for all disputes arising in connection with this Agreement shall exclusively be the local court of Zurich, Switzerland.

Rail Vision Ltd.

Ra’anana, Israel 31/08/2020
Place Date

/s/ Elen Katz	/s/ Yaron Isovitch
Elen Katz	Yaron Isovitch
CEO and Founder	Head of Marketing and Sales

Knorr-Bremse Rail System Switzerland Ltd.

Niederhasli, Switzerland, 25/08/2020
Place Date

/s/ Andreas Hefti	/s/ Christoph Schneider
Andreas Hefti	Christoph Schneider
Managing Director	Head of Engineering
Delegate of the Board	Member of Management

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